Exhibit 4.2

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

GLOBAL NOTE

4.75% SENIOR NOTES DUE 2022

CUSIP: 15135BAD3

ISIN: US15135BAD38

No. 3	$500,000,000

CENTENE CORPORATION

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on May 15, 2022.

Interest Payment Dates: May 15 and November 15, commencing November 15, 2016.

Record Dates: May 1 and November 1

Dated: June 14, 2016

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CENTENE CORPORATION

By:	/s/ Keith H. Williamson
Name: Keith H. Williamson
Title: EVP, General Counsel and Secretary

By:	/s/ Jeffrey Schwaneke
Name: /s/ Jeffrey A. Schwaneke
Title: Chief Financial Officer

This is one of the Notes

referred to in the

within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ Lawrence M. Kusch
Authorized Signatory

Dated June 14, 2016

(Back of Note)

4.75% Senior Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Centene Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 4.75% per annum until maturity. The Company shall pay interest semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from May 15, 2016. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 1.0% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of April 29, 2014 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the

Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as set forth in clause (b) of this paragraph 5, the Notes shall not be redeemable at the option of the Company prior to May 15, 2019.

(b) At any time prior to May 15, 2019, the Company may redeem all or a portion of the Notes, at once or over time, upon notice as described in Section 3.03 of the Indenture at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date falling prior to the Redemption Date).

(c) On or after May 15, 2019, the Company may redeem all or any portion of the Notes, at once or over time, upon notice as described in Section 3.03 of the Indenture. The Notes may be redeemed at the Redemption Prices set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling prior to the Redemption Date). The following prices are for Notes redeemed during the 12 month period commencing on May 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2019	102.375%
2020	101.188%
2021 and thereafter	100.000%

6. Mandatory Redemption. Except as set forth in Sections 4.12 and 4.16 of the Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, Article 3 and Section 4.16 of the Indenture shall apply to the extent applicable.

(b) If the Company or any of its Restricted Subsidiaries consummates an Asset Sale, Article 3 and Section 4.12 of the Indenture shall apply to the extent applicable.

8. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to (a) cure any ambiguity, defect or inconsistency; (b) to provide for uncertificated Notes in addition to or in place of certificated Notes; (c) to provide for the assumption of the Company’s Obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or any other transaction that complies with the Indenture; (d) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; (e) to provide for the issuance of Additional Notes in accordance with the Indenture; (f) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (g) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes; (h) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture; (i) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Company’s or a Guarantor’s Obligations under the Indenture in any property or assets; (j) to comply with the rules of any applicable Depositary; (k) to release a Guarantor from its Guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms of the Indenture; (l) to conform the text of the Indenture, the Notes or the Guarantees to the corresponding provision of the “Description of Notes” in the Company’s prospectus related to the Notes to the extent that such provision in the “Description of Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, the Notes or the Guarantees or (m) to comply with Section 5.01 of the Indenture.

12. Defaults and Remedies. Each of the following is an Event of Default under the Indenture: (a) default for 30 consecutive days in the payment when due and payable of interest on the Notes; (b) default in the payment when due and payable of the principal of or premium, if any, on the Notes (upon maturity, redemption, required repurchase or otherwise); (c) failure by the Company or any of its Restricted Subsidiaries to comply with Section 5.01 of the Indenture; (d) failure by the Company or any of its Restricted Subsidiaries for 30 consecutive days after notice to comply with the provisions described under Sections 4.12 and 4.16 of the Indenture; (e) failure by the Company for 120 days after notice to comply with the provisions described under Section 4.03 of the Indenture; (f) failure by the Company or any of its Restricted Subsidiaries for 60 consecutive days after notice to the Company by the Trustee or the Holders of at least 25% in the aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with any of its other covenants or agreements in the Indenture or the Notes; (g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any applicable grace period (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; (h) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (i) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries or any group that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or premium) if it determines that withholding notice is in their interest. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes, and rescind any acceleration and its consequences with respect to the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or of any Guarantor, as such, shall have any liability for any Obligations of the Company or any Guarantor under the Indenture, the Notes, the Subsidiary Guarantees, if any, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by manual, facsimile or electronic signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPALS OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Centene Corporation

7700 Forsyth Boulevard

St. Louis, MO 63102

Attention: General Counsel

Telecopier No.: (314) 725-5180

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 or 4.16 of the Indenture, check the box below:

☐	Section 4.12

☐	Section 4.16

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12 or Section 4.16 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

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